Exhibit 12

UDR, INC.
Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
(Dollars in thousands)

	Years Ended December 31,
	2009	2008	2007	2006	2005

(Loss)/income from continuing operations	$(94,047)	$(62,306)	$44,660	$(77,772)	$(50,084)
Add (from continuing operations):
Interest on indebtedness(a)	149,427	162,726	168,338	182,798	159,433
Portion of rents representative of the interest factor	2,351	1,883	871	679	667

Earnings	$57,731	$102,303	$213,869	$105,705	$110,016

Fixed charges and preferred stock dividend (from continuing operations:
Interest on indebtedness(a)	$149,427	$162,726	$168,338	$182,798	$159,433
Capitalized interest	(16,929)	14,857	13,244	5,173	2,769
Portion of rents representative of the interest factor	2,351	1,883	871	679	667

Fixed charges	134,849	179,466	182,453	188,650	162,869

Add:
Preferred stock dividend	10,912	12,138	13,910	15,370	15,370
(Discount)/premium on preferred stock	(2,586)	(3,056)	2,261	—	—

Combined fixed charges and preferred stock dividend	$143,175	$188,548	$198,624	$204,020	$178,239

Ratio of earnings to fixed charges	—	—	1.17	—	—
Ratio of earnings to combined fixed charges and preferred stock	—	—	1.08	—	—

For the year ended December 31, 2009, the ratio of earnings to fixed charges was deficient of achieving a 1:1 ratio by $77.1 million.

For the year ended December 31, 2009, the ratio of earnings to combined fixed charges and preferred stock was deficient of achieving a 1:1 ratio by $85.4 million.

For the year ended December 31, 2008, the ratio of earnings to fixed charges was deficient of achieving a 1:1 ratio by $77.2 million.

For the year ended December 31, 2008, the ratio of earnings to combined fixed charges and preferred stock was deficient of achieving a 1:1 ratio by $86.2 million.

For the year ended December 31, 2006, the ratio of earnings to fixed charges was deficient of achieving a 1:1 ratio by $82.9 million.

For the year ended December 31, 2006, the ratio of earnings to combined fixed charges and preferred stock was deficient of achieving a 1:1 ratio by $98.3 million.

For the year ended December 31, 2005, the ratio of earnings to fixed charges was deficient of achieving a 1:1 ratio by $52.9 million.

For the year ended December 31, 2005, the ratio of earnings to combined fixed charges and preferred stock was deficient of achieving a 1:1 ratio by $68.2 million.

(a) Interest on indebtedness for the year ended December 31, 2009 is presented gross of the gain on debt extinguishment of $9.8 million, the prepayment penalty on debt restructure of $1.0 million, and expenses related to tender offer of $1.6 million. Interest on indebtedness for the year ended December 31, 2008 is presented gross of the gain on debt extinguishment of $26.3 million and prepayment penalty on debt restructure of $4.2 million.